Exhibit 10.18
(English Translation)

China Guodian & GD Power Development
Guodian Hefeng Wind Power Development Co., Ltd

Guodian Beizhen Phase II (Jiazi Mountain) Wind Power Project
Mating Tower of Wind Power Unit Purchase Order

Contract No: HF-BZJZS-CG-2010006
Buyer: Guodian Hefeng Wind Power Development Co., Ltd Beizhen Office
Seller: Liaoning Creative Wind Power Equipment Co., Ltd

September 2010

Part I Business Section

Contents

Definition	2
Chapter 1 Contract Subject	2
Chapter 2 Scope of Supply	3
Chapter 3 Contract Price	3
Chapter 4 Payment	4
Chapter 5 Quality Requirement and Technical Standard	5
Chapter 6 Rights of Patent	5
Chapter 7 Transference and Sub-contract	5
Chapter 8 Transportation, Delivery and Insurance	6
Chapter 9 Packing and Identification	6
Chapter 10 Technical Service and Communication	7
Chapter 11 Quality Supervision and Inspection	7
Chapter 12 Installation, Joint Trial Running and Acceptance Check	10
Chapter 13 Warranty and Claim	10
Chapter 14 Force Majeure	13
Chapter 15 Tax	13
Chapter 16 Dispute Resolution of the Contract	14
Chapter 17 Validity, Variation and Termination of the Contract	14
Chapter 18 Miscellaneous	15

Definition

1.1
“Contract” refers to the Agreement reached and signed by both parties stated in the contract format, including all attachments, appendixes and documents referred in the above files that constitute the contract.

1.2	“Contract Price” refers to the Price that the Buyer must pay to the Seller after the latter has correctly fulfilled all obligations under the contract.
1.3	“Buyer” refers to “Guodian Hefeng Huachuan Wind Power Development Co., Ltd”.
1.4	“Seller” refers to “Liaoning Creative Wind Power Equipment Co., Ltd”
1.5
“Contract Equipment” refers to the wind power unit tower, foundation ring products, spare parts, special tools and corresponding complete set of technical materials supplied to the Buyer according to the contract provisions by the Seller.

1.6
“Manufacturing Supervision” refers to the act that during the process of manufacturing the contract equipment, the manufacturing supervision unit entrusted by the Buyer or its representative shall conduct quality supervision over the key parts and critical process, realizing the documentary and field witness. The quality supervision does not exempt any responsibility of the Seller to the contract equipment.

1.7
“Pre-acceptance check” refers to the acceptance check according to the draft Acceptance Check Certificate issued by the Buyer after the equipment installation finishes that has been supplied by the Seller and 240 h combined trial running of the complete set of unit. If the acceptance check proves to be qualified, the Buyer shall issue the Acceptance Check Certificate.

1.8
 “Final Acceptance Check” refers to one that survive the quality guarantee period, for instance, when the inspection proves that the integrity, quality and other provisions of the contract have been fulfilled, the equipment operates soundly, then the Buyer shall issue a copy of Final Acceptance Check Certificate to be signed by both the Buyer and the Seller.

1.9	“Project Field” refers to the installation field of Guodian Beizhen Phase II (Jiazi Mountain) Wind Power Field

Chapter 1 Contract Subject

The contract complies with the principle of mutually free will.
The contract equipment shall be applied to Guodian Beizhen Phase II (Jiazi Mountain) Wind Power Field.
1.1	Name, specification (mode) and quantity of equipment:
Name of Equipment: Mating Tower of Wind Power Unit
Quantity: 33 sets
1.2	All of the equipment supplied by the Seller must be brand new, technologically advanced, safe, economical, mature and reliable.

Chapter 2 Scope of Supply

2.1 The detailed information on the scope of supply refers to the Appendixes.
2.2 The scope of supply under the contract shall include 33 sets of wind power unit tower and the flange equipment, the supplementary accessories required by the drawing (including foundation rings, foundation ring supports, leveling bolts, nuts, gaskets, tower tube bodies, steel ladder stand, tower tube doors and locks, tower tube flat, cable installation accessories, safety steel wire ropes, earthing cable within the tower tubes), special tools, technical materials and services, loading & transportation, insurance, equipment handling and custody etc, however, in the process of contract implementation, if any omission or missing (excluding the design alteration) that has not been listed in the shipping list, but indeed required within the supply scope of the Seller and essential to ensure the function of the contract equipment in the contract appendixes, Technical Agreement, all these must be remedied by the Seller, no extra cost shall be incurred.

Chapter 3 Contract Price

3.1 The contract price should be RMB25.21 million (in words, TWENTY-FIVE MILLION TWO HUNDRED TEN THOUSAND). The contract price refers to the delivery price of the contract equipment when the contract equipment reaches the designated place by the Buyer, including but not limited to the equipment price, tax paid by the Seller, equipment inspection fees, identification coating charge, technical material (including post expenses), technical service fees and other expenses of packing, transportation, insurance, loading fees that the Seller has to bear to fulfill all of the obligations under the contract, from the manufacturing plant to the designated place of wind power as well as the expenses prior shipment.
3.2 Sub-item Price of the contract refers to the sub-item price sheet.
3.3 Adjustment of contract price: the contract price is determined based on the price (RMB 5100/ton) of Q345E panel (depth: 20 mm) released by Capital Steel Factory 10 days prior bidding. The price shall remained unadjusted if the price difference between Q345E panel price released by Capital Steel Factory and the bidding price fluctuate within 5% 30 or 40 days before equipment delivery. If the price difference fluctuates beyond 5%, then, each party shall bear 50% of the price difference so as to adjust the settlement price of the contract.
3.4 The total contract price includes expenses of contract equipment (including the tower equipment, foundation rings, foundation rings supports and steel parts, tower tubes, ladder stand, equipment service, the tax of contract equipment as well as all expenses related with the contract.

Chapter 4 Payment

4.1 Terms of Payment
The currency applied by the contract settlement is RMB in terms of bills (such as acceptance bill with interest being paid by the Buyer), checks or draft.
4.2 The total contract price shall be paid according to the following terms:
4.2.1 The Buyer shall pay 10% of the total contract price as the advance payment to the Seller when the Buyer receives and audit the following materials two weeks since the validity of the contract:
a) The Seller shall provide the irrevocable Bank Performance Guarantee of 10% of the total contract price in favor of the Buyer. The Bank Performance Guarantee shall be returned no later than 30 days after all of the equipment has been received and pre-acceptance check proves qualified; if there are contract disputes remain unresolved, then the validity of the Bank Performance Guarantee shall be prolonged until the above-mentioned disputes are resolved finally and the claim has been handled.
b) Payment receipt of 10% of the total contract price with the seal of Financial Dept.
4.2.2 The Buyer shall pay 20% of the total contract price to the Seller when the Buyer receives and audit the following materials two to four weeks since the validity of the contract:
a) The purchase agreement of the contract equipment and raw material and the payment certificate provided by the Seller.
b) Payment receipt of 20% of the total contract price with the seal of Financial Dept.
4.2.3 40% of the total contract price shall be paid in four installments by the Buyer to the Seller after the Buyer receives the equipment delivered by the Seller within the stipulated time and the documents received from the Seller prove to be correct after audit, each time the payment is equal to 10% of the total contract price (the first batch: 33 sets of foundation rings, 11 sets of towers each from batch 2 to 4):
a) Payment receipt of 10% of the total contract price with the seal of Financial Dept for each batch of payment (from second to fourth batch the exclusive invoices, 11 sets of special VAT invoices with 100% towers contract value);
b) 3 sets of certificate copies issued by the Buyer, stating that the equipment has been received and inspected to be qualified;
c) Detailed packing list of equipment made into 1 original and duplicate copy for each;
4.2.4 The commissioning and acceptance check money (20% of the total contract price) shall be paid to the Seller when the wind power pre-acceptance check and the documents from the Seller have been audited correct by the Buyer:
a) Payment receipt of 10% of the total contract price with the seal of Financial Dept.
b) The Hoisting Installation Completion Certificate and the Pre-acceptance Check Certificate signed by both parties and made into 1 original and duplicate for each.
4.2.5 10% quality assurance amount of the total contract price shall be paid to the Seller when the Final Acceptance Check Certificate of the wind power unit is issued by the Buyer (12 since the project unit is invested to manufacture and passes pre-acceptance check), all of the performance index reaches the guaranteed value of the contract appendixes, no other disputes related to the contract exist and the documents received from the Seller have been audited correct by the Buyer:
a) Payment receipt of 10% of the total contract price with the seal of Financial Dept.
b) The Final Acceptance Check Certificate signed by both parties and made into 1 original and duplicate for each.
4.3 Notwithstanding the above stipulations, the Buyer is entitled to deduct any penal sum, compensation and other expenses from the amount that should be paid to the Seller.

Chapter 5 Quality Requirement and Technical Standard

5.1 Quality requirement, technical specification and index, performance shall meet the requirement of the technical part of the bidding document and the drawing provided by the Guodian United Power Technological Co., Ltd.
5.2 Quality Assurance: The service life for the wind power equipment shall exceed 50 years, which begins from the day of receiving the Final Acceptance Check Certificate of the wind power generation unit.
5.3 The details of the drawing of supply scope, technical materials delivery and the delivery progress refer to the contract appendix.
5.4 The technical requirement and guarantee of the contract equipment provided by the Seller can be found in the stipulation of the technical specification in the bidding documents.
5.5 All of the contract equipment supplied by the Seller must be qualified, enclosed with the effective qualification certificate and marked with the machine manufacturing and inspection methods. The materials used by the contract equipment must be accompanied by the effective qualification certificate.
5.6 The Buyer is entitled to adjust the contract quantity according to the specific conditions of supply of Seller and Works project of Buyer. The total contract price shall be determined by the sub-item price; however, the Buyer shall inform the Seller in written forms 8 weeks in advance.

Chapter 6 Rights of Patent

The Seller shall guarantee that the Buyer is immune from prosecution filed against him by Third Party in aspects of IPRs (including but not limited to the rights of patent, trademarks and industrial design) when the Buyer uses the equipment. When any Third Party lodge infringement claims, the Seller shall put forward the handling response and bear any legal and economic responsibility thus incurred.

Chapter 7 Transference and Sub-contract

7.1 Unless otherwise prior written consent from the Buyer, the Seller must not transfer the contract or any part of responsibility and obligation to any party.
7.2 The Seller shall bear all of the responsibility under the contract for the purchased materials and parts.
7.3 Unless otherwise prior written consent from the Buyer, the Seller must not transfer the contract or any part of the contract to any party.

Chapter 8 Transportation, Delivery and Insurance

8.1 The delivery date and order of the contract equipment (refer to the Equipment Delivery List) shall be implemented in strict delivery time to ensure the timeliness of the equipment delivery and the integrity of the equipment.
8.2 Place of delivery: the sweep in the designated position of the project field of Beizhen Phase II (Jiazi Mountain).
8.3 Place of contract implementation: Beizhen, Liaoning
8.4 The Seller shall transport the equipment to the designated destination by the Buyer, the hoisting field of wind power unit. The Seller shall be responsible for handling all matters in the process of transporting the equipment to the designated destination, including insurance and storage stipulated by the contract. Related expenses shall be included in the contract price, The Seller shall bear all damage or loss incurred in the process of transportation; the delivery date of the contract equipment of the Seller shall be based on the actual arrival time of the equipment, which also acts as the basis for calculating the penal sum for late delivery of the equipment. The custody of the contract equipment after arrival shall be responsible by the Seller, the expenses thus incurred shall be born by the Seller. If any damage, ruin or loss of the contract equipment occurs during custody, then the Seller shall be obliged to repair and replace within the stipulated time by the Buyer.
8.5 Receiving unit: Guodian Hefeng Wind Power Development Co., Ltd Beizhen Branch
Mail address for the technical materials:
Unit:  Guodian Hefeng Wind Power Development Co., Ltd Beizhen Branch
Address:  Yangjiadian Village, Guangning Town, Beizhen City of Jinzhou, Liaoning
Post Code: 121300
8.6 The Seller is responsible for the premium until the arrival of equipment to the designated field, with 110% of the contract equipment value.

Chapter 9 Packing and Identification

9.1 All of the equipment to be delivered by the Seller must be in compliance with the regulation of GB191-73 on the indicative marks of packing, storage and transportation as well as the frim packing requirement of the national competent authorities in long-distance transportation, multi-carriage and handling. The packing must be maintained complete and free from any damage in the process of transportation and handling, and equipped with anti-vibration and strike resistance measures. If the packing fails to prevent equipment damage incurred by the vertical and horizontal acceleration in the process of transportation and handling, then the Seller shall alter or change the design structure of the equipment. The packing shall be ensured with the moisture proof, mould proof, antirust and corrosion resistant measures in combination of the equipment characteristics.

9.2 If the damage or loss of equipment owing to poor packing or custody, once verified, the Seller must repair or replace the equipment on a timely manner, irrespective of where and when the problem is discovered. If the delivery time is thus delayed, the Seller shall bear the responsibility, the Buyer is entitled to charge penal sum in accordance with Clause 13.9.
9.3 The Seller shall print the corporate logo of the Buyer in accordance with the requirement of the Buyer prior to delivery, no other marks shall be printed on the equipment.

Chapter 10 Technical Service and Communication

10.1 The Seller shall dispatch the experienced technicians to the field to resolve problems related to the equipment quality discovered in the process of installation.
When the Buyer demands that the problems be resolved in field by the Seller, then the Seller must reply within 12h after receipt of notice, and arrive the field within 24h. The Buyer is entitled to propose to replace the inadequate field servant of the Seller. Without prejudice to the Works progress, the Seller shall re-select and dispatch the servant recognized by the Buyer. If the written requirement of the Buyer has not been replied after 10 days, then it is deemed as delay in the time limit of the project in accordance with Clause 13.11.
10.2 If major issues occur that needs both parties to conduct immediate study and negotiation, either party shall advise for a meeting, without any special circumstances, the other party must agree to be present.
10.3 Minutes of meeting or contact shall be signed by both parties as to the meetings and other contacts, all minutes must be implemented. If anything concerning the alteration of contract terms, it must be approved by representatives from both parties, the altered version shall apply, the altered content and time must reach various parties related to the previous contract for filing.
10.4 Both parties must keep confidential the drawing documents as to those sealed with “Confidential File”.
10.5 The Seller must submit the name list of the main suppliers that are expanded out of the previous supply scope of the contract for confirmation of the Buyer. The Seller must notify the Buyer of the finally selected suppliers. The Seller must be responsible for problems in relation with the supply scope, equipment and technical interface.
10.6.6 The Seller shall be responsible for the cleaning work prior to tower hoisting to ensure the cleanness of the tubes surface (the original color of the equipment shall be evident), the expenses thus incurred shall be born by the Seller.

Chapter 11 Quality Supervision and Inspection

11.1 The Seller shall provide the Buyer with the contents of contract equipment manufacturing and inspection standard within 15 days since the validity of the contract.
11.2 The Buyer shall entrust the manufacturing supervisors dispatched by the wind power unit plant and/or the Buyer as well as the inspectors of the Seller to conduct equipment manufacturing and pre-delivery inspection, understand the equipment manufacturing, inspection and packing quality. The Seller is obliged to cooperate with the manufacturing supervision, provide relevant materials and standards during manufacturing supervision on a timely manner free of charge.

11.3 The scope for manufacturing supervision and the specific inspection/witness projects can be found in Technical Agreement.
11.4 When the raw materials is to be used for equipment manufacturing, the production plan for the complete set of equipment, actual monthly production progress and inspection plan shall be submitted.
11.5 The content of manufacturing supervision and inspection time of the equipment shall be provided 7 days in advance.
11.6 Provide standards (including the plant standard), drawing, materials, specification, actual specification process, inspection record (including intermediate inspection records and/or nonconformity report) and documents and copies related to the contract.
11.7 Offer convenience to the work and life of the manufacturing supervisors.
11.8 The inspection/witness of manufacturing supervision (usually field witness) must not interfere with the regular production speed (including the off-stream for inspection when major issues occur). The Buyer shall cooperate with the actual production process of the Seller as much as possible. If the manufacturing supervisors fail to arrive at the field within the reasonable time notified by the Seller, the test operation of the Seller plant can continue, the test result proves to be effective; however, the manufacturing supervisors are entitled to look into, access and copy the inspection & test report and result (changed into document witness). If the Seller fails to notify the manufacturing supervisors timely and conduct single inspection, the Buyer has to admit the inspection result. The Seller shall conduct the test with the presence of the Buyer; the Seller shall bear all of the cost thus incurred.
11.9 If any quality problems are discovered or the standards or packing is found to be non-compliant with the stipulation in the equipment and material, the manufacturing supervisors are entitled to propose advice and refuse to sign for now, the Seller must take necessary improvement measures to ensure delivery quality. Whether the manufacturing supervisors require and know or not, the Seller is obliged to provide the Buyer with the major problems in quality defect in the process of equipment manufacturing, no conceal or handling without authorization is allowed without knowledge of the manufacturing supervisors.
11.10 Whether or not the manufacturing supervisors participate in the manufacturing supervision or delivery inspection and signed the manufacturing supervision and inspection report, the Seller must not be immune from any quality responsibility in accordance with Chapter 13 of the contract or any responsibility over the equipment quality.
11.11 When the contract equipment are to be delivered, the manufacturing supervision and inspection records, inspection reports and the product quality certification issued by the manufacturer shall be deemed as the quality certificate document of the delivery.
11.12 When the equipment reaches the destination, the Seller shall immediately join in the Buyer in the field after receipt of notice to conduct inspection on the packing, appearance and pieces in accordance with the shipping documents and packing list. If any unconformity is discovered, both parties shall sign to confirm, if the Seller is to blame, the Seller shall resolve the problem. When the equipment has been transported to the field, both parties shall conduct prompt inspection. The Buyer shall inform the Seller of the inspection date 3 days in advance, the Seller dispatches the inspectors to participate in the field work, the Buyer shall offer convenience to the work and life to the Seller inspectors, the expenses shall be born by the Seller personnel. If the Seller personnel fail to arrive the field when inspection starts, it shall be handled in accordance with the delay in time limit for the project in accordance with Clause 13.11, the Buyer is entitled to conduct inspection at his discretion, the inspection result and records are identically effective and deemed as the valid evidence for the Buyer to lodge any claims against the Seller.

11.13 When field inspection is conducted, if the equipment has any damage, defect, shortage or is in unconformity with the standards and specifications stipulated in the contract, then records shall be made and signed by representatives from both parties. The signed records shall be kept by both parties as the base for repair or replacement against the Seller.
11.14 If the Seller has any objection, the Buyer must submit a reconsideration within 7 days from the receipt of the claim notice form, otherwise, the claim is established. If there is any objection, then both parties shall negotiate and the Seller can join in the Buyer for co-reinspection at his own expense within 10 days after receipt of the claim notice.
11.15 If both parties fail to reach any agreement over the inspection records in the process of co-reinspection, any party is entitled to entrust the eligible third party recognized by both parties to conduct inspection. The inspection certificate is binding and final, the inspection fees shall be born by the responsible party.
11.16 The Seller shall arrange repair, replacement or re-delivery for shortage at his own expenses in accordance with Clause 11.17 when receiving the claim notice lodged by the Buyer according to Clause 11.12, Clause 11.13, Clause 11.14 and Clause 11.15. The expenses incurred by manufacturing and repair as well as the freight and premium shall be born by the Seller.
11.17 The time for repair or replacement owing to the Seller shall not affect the project construction, but no later than 1 month when the Seller responsibility is confirmed, the delivery date or field repair completion date is deemed as the actual delivery date, which acts as the base for calculating the penal sum.
11.18 The above field inspection when equipment arrives, although no problems have been discovered or the Seller have replaced or repaired the equipment according to the claim requirement, the quality assurance responsibility of the Seller in accordance with Chapter 13 must not be exempt.
11.19 When the purchased tower mating flange arrives at the tower tubes plants, besides the regular equipment entry inspection procedures, the Buyer shall entrust an authoritative inspection body to conduct inspection over the flange (draw one piece randomly to analyze chemical elements, conduct tensile test, blow-test, grain size, metallographic structure inspection and test etc), the inspection fee is included in the total contract price. The damaged flange shall be added by the Buyer via purchase.

Chapter 12 Installation, Joint Trial Running and Acceptance Check

12.1 The Seller shall cooperate with the installation unit during the installation of the contract equipment and take every measure necessary to ensure smooth installation of the contract equipment.
12.2 After installation of the equipment and during the combined trial operation of the wind power unit, the Seller shall dispatch personnel to participate in the combined trial operation, if any problems occur, the defect shall be removed within the designated period by the Buyer.
12.3 The acceptance check shall be conducted according to the articles stated in the Pre-acceptance check certificate drafted by the Buyer.
12.4 Any time in the process of contract implementation, as to the check, repair or replacement owing to Seller obligations, when the Seller proposes, the Buyer shall be well prepared to proceed to the above work. The Seller shall bear the repair or replacement fees.
12.5 Any time in the process of contract implementation, as to the check, repair or replacement owing to Seller obligations, if the Seller entrusts the construction workers of the Buyer to manufacture and/or repair & replace the equipment, the Seller shall pay the fees to the Buyer according to the following format (all the expenses shall be calculated according to the rate level when occurring):
P=ah + M+ cm
Of which: p refers to total expenses (RMB)
        A refers to labor fees (RMB__/h/person)
        H refers to labor hour (h/person)
        M refers to the material fees (RMB)
        C refers to the number of machine teams (machine/team)
        M refers to the fees of machine teams (RMB___/ machine team)
12.6 The equipment supplied by the Seller shall match the combined trial operation of the mating main engines, after the acceptance check of the Buyer, then the Buyer shall issued the Pre-acceptance Check Certificate of the equipment.

Chapter 13 Warranty and Claim

13.1 The quality assurance period refers to the fact that when all of the contract equipment has been installed and passed a 240-hour combined trial operation and 1 year since the issuance of the Pre-acceptance Check Certificate by the Buyer. The expiry of the quality assurance period does not mean any exemption of the Seller from any responsibility owing to the potential defect that is likely to damage the contract equipment. The potential defect refers to the fact that the potential of the equipment could not be discovered under normal conditions within the quality assurance period; the Seller shall be responsible for correcting the potential defect and bear all the expenses thus incurred.
If such potential defects are discovered (to be confirmed by both parties), the Seller shall repair or replace the equipment in accordance with the provisions of Clause 13.5
13.2 The Seller guarantees that the contract equipment he supplied is of superior quality, the accessories are safe, reliable and easy to maintain. The technical files and drawings provided by the Seller must be clear, integrated, complete, accurate and correct, moreover, each set of the equipment must have two complete sets of technical materials with the same paper quality (the electric version of materials shall be enclosed).

13.3 In the process of contract implementation, if there is any defect in the equipment and the technical files are wrong, or the because of the direction error of the technicians of the Seller, the rework of project and the equipment scrapping occur, the Seller must replace or repair the equipment instantly and free of charge. If replacement of equipment takes place, then the field installation fees shall be born by the Seller, the time limit to replace or repair the equipment shall be no later than 7 days since the confirmation of Seller responsibility. As to the equipment that could not be repaired or replaced within 7 days, then the time limit can be otherwise specially agreed. The Seller can entrust a third party recognized by the Buyer to repair the equipment to the field, the quality and all other fees shall be born by the Seller, meanwhile, the Seller has to pay the penal sum according to the standard stated in Clause 13.11.
13.4 If equipment damage occurs owing to the noncompliance of the Buyer to implement according to the technical materials, drawings, specification and other non-seller-technician reasons, the Buyer shall repair and replace the equipment. The Seller is obliged to provide the parts to be replaced in the shortest time possible, and if the parts the Buyer requires are urgent, then the Seller must select the fastest mode of transportation, with all of the expenses thus incurred born by the Buyer.
13.5 If any defects against the provision of the contract are found in the equipment supplied by the Seller within the quality assurance period, the Buyer is entitled to test the equipment. If the Seller responsibility is confirmed, then the Buyer is entitled to lodge claim against the Seller. If the Seller has any objection, it shall be handled according to Clause 11.14. Otherwise, the Seller shall repair, replace, compensate or entrust the Buyer to arrange major repair after the Seller receives the claim files from the Buyer. All the fees of replacement, freight and premium shall be born by the Seller.
13.6 If replacement or repair of the defected equipment is needed owing to Seller responsibility, which suspends the operation of contract equipment or delays installation, then the quality assurance period shall be prolonged according to the actual repair or replacement time that has been taken up in addition, the equipment shall be replaced or repair, the quality assurance period shall be recalculated.
13.7 When the equipment is transported to the field, if timely operation is impossible owing to quality problems out of Seller responsibility, then each week delayed, the Seller shall pay 1% of penal sum out of the total contract value, less-than-a-week shall be deemed as one week.
13.8 Within the quality assurance period, if the severe Seller responsibility confirmed by both parties suspends the operation of contract equipment, then the Seller shall pay 1% of penal sum out of the total contract value. The quality assurance period for this part of equipment shall be recalculated.
13.9 If the delivery fails according to the stipulated delivery date owing to Seller responsibility (excluding force majeure), the actual delivery date shall be calculated according to Clause 8.1 and 8.4, the buyer is entitled to charge the penal sum against the Seller according to the following rate:
1 week late for delivery, 1% penal sum of the total contract value;
2 to 4 weeks late for delivery, 2% penal sum of the total contract value;
Less-than-a-week shall be deemed as one week.
The late delivery date shall not exceed 4 weeks, otherwise, the Buyer has the power to terminate the contract or charge against the Seller based on 4% penal sum of the total contract value each week. If the contract is terminated by the Buyer, the Seller shall pay the following penal sum to the Buyer, and return all of the equipment money and interest (the interest is calculated based on the loan interest announced by People's Bank of China in the same period), and pay 1% penal sum of the total contract value and bear the economic losses inflicted upon the Buyer.

If the Seller pays the delayed penal sum, it does not exempt the obligation to deliver the equipment under the contract by the Seller.
If delivery on time fails because of the Seller responsibility, the Buyer has the right to adjust the supply amount and the unit price remains unchanged.
13.10 If the technical service fails to be provided owing to Seller omission or contract breach as agreed by both parties, and delay occurs in the implementation of the contract, the Seller shall pay 1% penal sum of the total contract value per week delay. Less-than-a-week shall be deemed as one week, the compensation for this part does not exceed 5% of the total contract value.
13.11 When the Buyer requires the Seller for field service, if the Seller fails to arrive at the field within the time limit stipulated in Clause 10.1, the Seller shall pay RMB5000 as penal sum per set per day delay.
13.12 When the compensation and penal sum aggregate to 10% of the total contract value, no matter in single item or multi-items accumulation, the Buyer is entitled to terminate the contract. Then the Seller shall pay the above-mentioned penal sum, and return all of the equipment money and interest (the interest is calculated based on the loan interest announced by People's Bank of China in the same period), and bear the economic losses inflicted upon the Buyer.
13.13 The Seller promises that unloading shall be finished within 3 days after the arrival of the tower tubes transport vehicles, since the fourth day, the delay time of the vehicles shall be calculated in favor of the Seller, RMB1000/day/vehicle; if necessary, the Seller shall complete the second car reversion, 10 times free of charge, the Buyer shall cover the handling fees.
13.14 When the Seller claims the vehicle delay charges against the Buyer, the Seller shall provide all detailed proof materials, including the delivery time, license plate number, arrival time of the equipment, acceptance inspection time, vehicle delay reasons etc. The related proof document shall be confirmed and signed by the Buyer representative, Seller representative, manufacturing supervision unit and installation unit within 1 week after discharge. The original document must be handed to the Buyer, otherwise, the Buyer shall not compensate.
13.15 If the tower or any constituent parts supplied by the Seller fails to be installed for use, or noncompliant with the quality requirement or technical specifications, the Seller shall provide the tower or its constituent parts for installation or use within 5 days of the occurrence of the above case, and the Seller shall pay 10% penal sum of the total contract price; if the Seller fails to provide the tower or its constituent parts for installation within the above mentioned time limit, the Buyer is entitled to terminate the contract. The Seller not only has to pay the above penal sum, and return all of the equipment money and interest (the interest is calculated based on the loan interest announced by People's Bank of China in the same period), and bear all the economic losses inflicted upon the Buyer.
13.16 If the tower or any constituent parts supplied by the Seller fails to live up to the agreed work life, the Seller shall pay 10% penal sum of the total contract value, and return all of the equipment money and interest (the interest is calculated based on the loan interest announced by People's Bank of China in the same period), and bear all the economic losses inflicted upon the Buyer.
13.17 If the Seller fails to provide the performance guarantee audited qualified by the Buyer, the Buyer is entitled to terminate the contract, the Seller shall pay 1% penal sum of the total contract value to the Buyer.

Chapter 14 Force Majeure

14.1 Force majeure refers to the unpredictable, unavoidable and insurmountable events, including but not limited to the severe natural disaster and catastrophe (such as typhoon, flood and earthquake etc), war (no matter declared or not), rebellion and turmoil etc when signing the contract. Either party that fails to implement the contract owing to force majeure shall delay the time limit for fulfilling the obligations under the contract equal to that of the influence of force majeure events, however, the contract price must not be adjusted owing to the delay brought about by force majeure events.
14.2 The affected party shall notify the other party in written forms via fax of the force majeure events when the events take place, and provide the certification documents issued by related authorities within 15 days for the reading and confirmation of the other party. The affected party shall endeavor to minimize the impact and the mistakes thus incurred, when the impact of force majeure is eliminated, notify the other party of the situation immediately.
14.3 If the impact of the force majeure events lasts more than 120 days, both parties shall resolve the implementation of the contract through friendly negotiation (including delivery, installation, trial operation and acceptance check).

Chapter 15 Tax

15.1 Tax levied on the Buyer:
According to the tax laws of the Chinese government, all the tax to be levied on the Buyer under the contract items shall be born by the Buyer.
15.2 Tax levied on the Seller:
According to the tax laws of the Chinese government, all the tax to be levied on the Seller under the contract items shall be born by the Seller.
In accordance with the tax laws, regulations and rules of the state, the Seller shall bear all the tax and fees related to the contract that should be paid legally.

Chapter 16 Dispute Resolution of the Contract

All disputes arising in relation with the contract shall be resolved by both parties through friendly negotiation. If negotiation fails to reach an agreement, then the parties shall submit the case to the superior competent authorities for reconciliation. If reconciliation still fails, then both parties agree that either party is entitled to resort to the People’s Court with jurisdictions to lodge actions against the other party.

Chapter 17 Validity, Variation and Termination of the Contract

17.1 The signature and validity of the contract
The contract was signed on the 8th Floor, IT International Building, #3 west of Yuanhang, Hunnan New District, Shenyang, Liaoning.
The contract was signed by the legal representatives or entrusted agencies both parties (authorized and entrusted by the legal representatives) and added the Exclusive Seal for Contract, and the Seller shall provide the performance guarantee audited qualified by the Buyer, then the contract shall enter into force;
The validity of the contract: Since the day of contract execution when the Final Acceptance Check Certificate is issued until the day when clearance of claims and the equipment amount has been paid off.
The execution period of the contract includes the legal festivals and holidays.
17.2 Once the contract goes into force, neither party is entitled to conduct unilateral alteration on the contract content (including the Appendixes) at will. However, both parties are entitled to put forward alteration, variation, and cancellation or supplement proposals in written forms over the contract content, which shall be notified in written forms and signed by both parties for confirmation. If the variation changes the contract price and the delivery progress, the detailed specification over the contract price/or delivery date shall be stated within 15 days after receiving the above-mentioned alteration notice, which shall be valid only after signed by the legal representatives of both parties and affixed with the official seal or seal for exclusive use of contract. If the alteration of the contract goes without consent of the Buyer, the Seller is not entitled to increase or reduce items and put forward other requests, however, the Buyer is entitled to propose objection and lodge claim.
17.3 If the Seller breaches or refuses to redeem the contract provisions, the Buyer shall notify the Seller in writing. The Seller shall make revision on the objection or refusal after he confirms the alteration to be correct 15 days after receipt of notice from the Buyer, if revision is impossible within 15 days, the Seller shall make revision proposals. If the revision fails or there is no revision proposal, the Buyer shall retain the rights to suspend part or the entire contract. As to the suspension, the Buyer shall not issue any Alteration Notice, all the expenses, losses or claim thus incurred shall be covered by the Seller. If the breach of contract by the Seller has been stipulated in the contract provisions, the related Clauses shall be applied to handle the case.
17.4 If the Buyer exercises the right of suspension, the Buyer is entitled to suspend payment for the suspended part due to the Seller, and reclaim the advance payment of the suspended part that has been paid to Seller in the execution of the contract.
17.5 In the process of contract execution, if the contract implementation would not work, the Seller and the Buyer is entitled to make proposals on the suspension or revision of the contract clauses, the related matters shall be negotiated by both parties.

17.6 If delivery fails because of the Seller, then the Seller shall pay the penal sum to the Buyer, the penal sum equals to 20% of the equipment value that fails to be delivered, and the economic losses thus incurred shall be born by the Buyer. The calculation for power loss shall be based on the average amount of the power generation at the same time by the unit owing to late delivery of the contract equipment; the unit price for electricity is RMB0.63/kWh.
17.7 If the Seller goes bankrupt or property ownership changes (being merged, incorporated, dissolved or cancelled) or becomes insolvent, or operates business on behalf of the creditors, the Buyer is entitled to notify the Seller, bankruptcy liquidation managers or the contract owner to terminate the contract immediately, or provide choices for the bankruptcy liquidation managers, liquidators or the contract owner, given the guarantee conditions made by them to implement the contract reasonably and faithfully, the Buyer shall execute part of the contract agreed by him.
17.8 Work Suspension Owing to Breach of Contract
If the Seller breaches the contract provisions or turns out to be negligent in the contract execution, then the Buyer is entitled to require the Seller to suspend the execution of the defaulted part of the contract until it is revised. The Seller shall pay the compensation to the Buyer according to the standards stated in Clause 13.11 for this period.

Chapter 18 Miscellaneous

18.1 The contract documents include,
Bidding documents and corresponding supplements (if any);
Tender documents and corresponding supplements of the bid winner (if any);
Clarification documents of the bid winner;
The contract clauses and related appendixes;
Other supplementary materials, drawing, minutes of meeting and other written documents signed by both parties etc.
[Numbering in original document skips 18.2, 18.3 and 18.4]
18.5 The correspondence and telecommunications notice or requirement proposed by either party shall be deemed as being officially received after the confirmation of the counterparts or the telecommunications facilities, if such notice or requirement has been made in writing and sent, registered, air mailed, telegraphed or faxed by specially designated staff according to the addresses given by the counterparts.
18.6 The contract is made into 8 copies, the Buyer holds 1 set of original, 5 sets of duplicates; the Seller holds 1 set of original and duplicate respectively, the contract has the same legal force with the technical agreement.

Page for Signature and Seal:

Buyer

Guodian Hefeng Wind Power Development Co., Ltd Beizhen Branch
Contract Seal
Name: Guodian Hefeng Wind Power Development Co., Ltd Beizhen Branch
Legal Representative/Entrusted Agent:
Address: 8th Floor, IT International Building, #3 west of Yuanhang, Hunnan New District, Shenyang, Liaoning
Post Code: 110179
Contact Person: Yang Zhaoli
Tel: 024-83782731 15942951551
Fax: 024-83782731
E-mail:
Bank of Deposit:
Account No:
Tax Reg.:
Date of Signature:
Seller

Liaoning Creative Wind Power Equipment Co., Ltd
Contract Seal
Liaoning Creative Wind Power Equipment Co., Ltd
Legal Representative/Entrusted Agent:
Maoshan Industrial Park, Economic and Development Zone of Tieling

112000
Su Guodong
0410-6129900 13889891956
0410-6129900

Chengnan Branch of Tieling, CBC

Date of Signature: